Exhibit 99.1

THERAVANCE, INC. REPORTS THIRD QUARTER 2004

FINANCIAL RESULTS

•  Initiated Telavancin Phase 3 Clinical Studies

•  Completed Initial Public Offering

SOUTH SAN FRANCISCO, CA / November 3, 2004 – Theravance, Inc. (Nasdaq: THRX), a biopharmaceutical company with a pipeline of internally discovered product candidates in five programs, including two late stage development programs, today reported financial results for the quarter ended September 30, 2004.

The net loss for the third quarter of 2004 increased to $22.3 million from $16.8 million for the third quarter of 2003 primarily due to higher research and development and stock-based compensation expense.  The increase in research and development expenses related primarily to higher external costs for preclinical and clinical services provided by contract research and manufacturing organizations. These external expenses increased to $8.4 million in the third quarter of 2004 from $4.3 million in the third quarter of 2003 primarily due to the initiation of the telavancin Phase 3 clinical program and the progress of other programs in development.

Revenue recognized from the amortization of upfront and milestone payments from GlaxoSmithKline (GSK) increased to $2.6 million in the third quarter of 2004 from $1.0 million in the third quarter of 2003.  The revenue increase is a result of additional milestone payments received under the company’s long-acting beta2 agonist collaboration with GSK (“Beyond Advair” collaboration) and upfront fees received under the company’s Strategic Alliance.

Theravance ended the quarter with $174.3 million in cash, cash equivalents and short-term investments. In October 2004, the company’s cash, cash equivalents and short-term investments balance increased by approximately $110 million from net proceeds received in its initial public offering and concurrent sale of equity to GSK.  After considering these shares sold to the public and GSK, approximately 7.1 million and 400,000 shares, respectively, Theravance’s total shares outstanding were approximately 53 million.

Recent Highlights

•                  For telavancin, a rapidly bactericidal injectable antibiotic with multiple mechanisms of action for treatment of patients with Staphylococcus aureus (including methicillin-resistant strains known as MRSA) and other Gram-positive infections, the company:

•                  initiated Phase 3 clinical studies in complicated skin and skin structure infections (cSSSI); and

•                  presented highlights at the recent Infectious Diseases Society of America (IDSA) and Interscience Conference on Antimicrobial Agents and Chemotherapy (ICAAC) meetings on clinical and preclinical studies regarding telavancin’s rapid bactericidal activity and multiple mechanisms of action.

•                  As part of the company’s Strategic Alliance announced in March 2004, GSK has an option to license potential new medicines from the company’s current and future drug discovery programs initiated prior to September 1, 2007.

•                  In August 2004, GSK licensed the company’s long-acting muscarinic antagonist program for the treatment of chronic obstructive pulmonary disease.  GSK paid Theravance a $5 million upfront license fee and is required to fund all future development, manufacturing and commercialization costs for product candidates in this program.  In addition to royalties on future sales, Theravance could earn up to $247 million in milestones from this program.

•                  In August 2004, GSK informed Theravance of its decision not to license the company’s bacterial infections program under the terms of their Strategic Alliance.  Theravance now has worldwide rights to this important late stage program.

•                  Theravance successfully completed its initial public offering and concurrent private sale of shares to GSK on October 5, 2004, which generated approximately $110 million in net proceeds to the company.

Rick E Winningham, the company’s Chief Executive Officer, noted, “Through the first ten months of 2004, we achieved several milestones that we believe position Theravance to discover and develop medicines that will improve patients’ lives.  We completed our initial public offering, signed a landmark Strategic Alliance with GSK providing us with a strong development and commercialization partner for specific programs and, importantly, initiated our Phase 3 program for telavancin.”

Michael Kitt, M.D., the company’s Senior Vice President, Development, noted, “Our Phase 3 clinical studies are powered to demonstrate that telavancin is non-inferior to vancomycin in treating patients with Gram-positive infections.  The studies are also powered to demonstrate that telavancin is superior to vancomycin in treating patients with MRSA infections.  MRSA infections, a public health concern, result in high mortality rates in hospital-acquired pneumonia and high morbidity rates in cSSSI.  Our goal is for telavancin to become the new standard of care for treating patients with MRSA infections.”

Conference Call and Webcast Information

As previously announced, the company has scheduled a conference call to discuss this announcement beginning at 5:00 p.m. Eastern Time today.  To participate in the live call by telephone, please dial 800-289-0493 from the U.S., or for international callers, please dial 913-981-5510. Those interested in listening to the conference call live via the Internet may do so by visiting the company’s Web site at www.theravance.com.  To listen to the live call, please go to the Web site 15 minutes prior to its start to register, download, and install the necessary audio software.  A webcast audio replay will be available on the company Web site for 30 days through December 3, 2004.  A telephone replay will be available for 14 days through 11:59 p.m. Eastern Time November 17 by dialing 888-203-1112 from the U.S., or 719-457-0820 for international callers, and entering confirmation code 853155.

About Theravance

Theravance is a biopharmaceutical company with a pipeline of internally discovered product candidates.  Of the five programs in development, two are in late stage – telavancin and the Beyond Advair collaboration with GlaxoSmithKline.  Theravance is focused on the discovery, development and commercialization of small molecule medicines across a number of therapeutic areas including respiratory disease, bacterial infections, overactive bladder and gastrointestinal disorders.  By leveraging its proprietary insight of multivalency to drug discovery focused on validated targets, Theravance is pursuing a next generation drug discovery strategy designed to discover superior medicines in large markets.  For more information, please visit the company’s web site at: www.theravance.com

NOTE: Theravance®, the Theravance logo, and Medicines That Make A Difference® are registered trademarks of Theravance, Inc.

This press release contains certain “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans, objectives and future events.  Examples of such statements include statements relating to the expected timing, scope and results of clinical studies, statements regarding the potential benefits and mechanisms of action of drug candidates and the enabling capabilities of proprietary insights.  These statements are based on the current estimates and assumptions of the management of Theravance, Inc. as of the date of this press release and are naturally subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause the actual results of Theravance to be materially different from those reflected in its forward-looking statements.  Important factors that could cause actual results to differ materially from those indicated by its forward-looking statements include, among others risks related to delays or difficulties in commencing or completing clinical and preclinical studies, the potential that results of clinical or preclinical studies indicate product candidates are unsafe, ineffective, inferior or not superior, delays or failure to achieve regulatory approvals, the availability and cost of capital, and the actions of collaboration partners.  These and other risks are described in greater detail under the headings “Special Note Regarding Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Theravance’s prospectus dated October 5, 2004 filed with the Securities and Exchange Commission pursuant to Rule 424(b)(4).  Given these uncertainties, you should not place undue reliance on these forward-looking statements. Theravance assumes no obligation to update its forward-looking statements.

Contact Information:

Investors	Media
Theravance, Inc.	Theravance, Inc.
Greg Sturmer, VP, Finance	David Brinkley, SVP, Commercial Development
650-808-4100	650-808-3784
gsturmer@theravance.com	dbrinkley@theravance.com

The Ruth Group
Greg Tiberend
646-536-7005
gtiberend@theruthgroup.com

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THERAVANCE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2004	2003	2004

Revenue from related party	$997	$2,637	$2,329	$6,200

Operating expenses:
Research and development	15,063	20,411	42,635	59,694
General and administrative	2,610	3,255	8,940	15,959
Stock-based compensation (1)	602	2,292	1,494	6,160
Total operating expenses	18,275	25,958	53,069	81,813

Loss from operations	(17,278)	(23,321)	(50,740)	(75,613)

Interest and other income	772	1,243	2,570	2,762
Interest and other expense	(279)	(209)	(934)	(632)
Net loss	$(16,785)	$(22,287)	$(49,104)	$(73,483)
Net loss per share (2)	$(2.46)	$(0.49)	$(7.27)	$(2.71)

Shares used in computing net loss per share (2)	6,813	45,123	6,757	27,097
Shares outstanding at the end of the period (3)	7,341	45,362	7,341	45,362

(1)          Stock-based compensation increased in the 2004 periods reflecting amortized amounts recorded for stock options granted in 2004 at prices below the deemed fair value on the option grant date.

(2)          Net loss per share and shares used in computing net loss per share for the quarter and nine months ended September 30, 2004 reflect the conversion of 31.4 million shares of convertible preferred stock into common stock in May 2004.  These shares were not used in the 2003 calculations, as they would have been anti-dilutive.  Also in May 2004, GSK, through an affiliate, purchased 6.4 million shares of Class A common stock, which are reflected in the 2004 share and per share amounts.

(3)          Pro forma shares outstanding as of September 30, 2004, reflecting the shares issued in the October 5, 2004 initial public offering and Class A common shares issued to an affiliate of GSK in a concurrent private sale, were approximately 52.9 million.

THERAVANCE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	December 31, 2003	September 30, 2004
		(Unaudited)

Assets
Cash, cash equivalents and short-term investments (1)	$89,152	$174,338
Other current assets	2,096	7,953
Property and equipment, net	15,815	13,831
Other assets	18,386	8,852

Total assets	$125,449	$204,974

Liabilities, convertible preferred stock and stockholders’ equity (deficit)
Current liabilities, excluding current portion of deferred revenue (2)	$14,890	22,352
Deferred revenue (2)	36,238	70,038
Other long-term liabilities	6,529	4,486
Convertible preferred stock (3)	367,358	—
Stockholders’ equity (deficit) (1) (3)	(299,566)	108,098
Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$125,449	$204,974

(1)          In May 2004, GSK, through an affiliate, purchased 6.4 million shares of Class A common stock for $108.9 million.

(2)   Deferred revenue includes the current portion of $5.3 million and $11.0 million as of December 31, 2003 and September 30, 2004, respectively.  The increase in total deferred revenue is a result of additional milestone payments received under the company’s Beyond Advair collaboration and upfront fees received under its Strategic Alliance.

(3)          In May 2004, all shares of convertible preferred stock were converted into common stock.